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                                                                     Exhibit 3.3
                            CERTIFICATE OF AMENDMENT

                      TO THE ARTICLES OF INCORPORATION OF

                      INFORETECH WIRELESS TECHNOLOGY INC.

The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of INFORETECH WIRELESS TECHNOLOGY INC., a Nevada corporation, adopted the following resolution to amend its Articles of Incorporation on December 6, 1999.

3. All of the directors consented in writing to the following resolutions dated December 6, 1999;

     RESOLVED, that the Secretary of the Corporation is directed to obtain from the shareholders owning at least a majority of the voting power of the outstanding stock of the Corporation their written consent to the amendment of Article 4 of the Articles of Incorporation to read as follows:

     The Corporation shall have the authority to issue one hundred ten million (110,000,000) shares, $0.001 par value per share, of which one hundred million (100,000,000) shares shall be class A Common Equity Voting Stock ("Common Stock"), and ten million (10,000,000) shares shall be Class B Special Voting Non-Equity Stock ("Special Voting Stock"). Shares of any class of stock may be issued, within stockholder action, from time to time in one or more series as may from time to time be determined by the Board of Directors. The Board of Directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

     (a) designate in whole or in part, the voting power, preferences, limitations, restrictions and relative rights, of any class of shares before the issuance of any shares of that class;

     (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

     (c) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

     The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the Board of Directors of the

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     Corporation, and subject to any superior rights as so designated, the
     Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

4. A majority of the shareholders holding 80.8% of the common shares outstanding of Inforetech Wireless Technology Inc. consented in writing to the following resolution dated December 6, 1999:

     "The Corporation shall have the authority to issue one hundred ten million (110,000,000) shares, $0.001 par value per share, of which one hundred million (100,000,000) shares shall be Class A Common Equity Voting Stock ("Common Stock"), and ten million (10,000,000) shares shall be Class B Special Voting Non-Equity Stock ("Special Voting Stock"). Shares of any class of stock may be issued, within stockholder action, from time to time in one or more series as may from time to time be determined by the Board of Directors. The Board of Directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

     (a) designate in whole or in part, the voting power, preferences, limitations, restrictions and relative rights, or any class of shares before the issuance of any shares of that class;

     (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

     (c) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

     the allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws of in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the Board of Directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution."

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Dated this 6th day of December, 1999.

INFORTECH WIRELESS TECHNOLOGY INC.


/s/ Jackie Kruger
----------------------------------------
Jackie Kruger, Secretary and Director

/s/ Fernando Carranza
----------------------------------------
Fernando Carranza, President and Direct


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